AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT
  THIS AGREEMENT, dated and effective as of the 1st day of December, 2000, is made and entered into by and between SMALLCAP World Fund, Inc., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").
                              W I T N E S S E T H
 The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940 (the "1940 Act"). The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.
 NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:
 1. The Investment Adviser shall determine what securities and other assets shall be purchased or sold by the Fund.
 2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Fund.
 3. The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Fund, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; distribution expenses pursuant to a plan under rule 12b-1 under the 1940 Act; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to directors not affiliated with the Investment Adviser; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Fund.
 4. For the services to be rendered and for the facilities to be furnished as provided in sections 1 and 2 above, the Fund shall pay and the Adviser shall be entitled to receive an aggregate fee as follows:
  Net Assets of
 Annual Fee as Percent of Net Assets of the Fund     the Fund
 Not exceeding $1 billion  .80%
 In excess of $1 billion but not exceeding $2 billion  .70%
 In excess of $2 billion but not exceeding $3 billion  .67%

 In excess of $3 billion but not exceeding $5 billion  .65%

 In excess of $5 billion but not exceeding $8 billion  .635%

 In excess of $8 billion but not exceeding $13 billion  .625%
 In excess of $13 billion but not exceeding $17 billion  .615%
 In excess of $17 billion but not exceeding $21 billion  .605%
 In excess of $21 billion but not exceeding $27 billion  .60%
 In excess of $27 billion  .595%
 Such fee shall be computed and accrued daily at one three-hundred sixty-fifth (1/365th) of the applicable rates set forth above. The net assets of the Fund shall be determined in the manner set forth in the Articles of Incorporation and prospectus of the Fund. In the event of termination other than at the end of a calendar month, the monthly fee shall be prorated for the portion of the month prior to termination and paid on or before the tenth (10th) day subsequent to termination.
 5. The Investment Adviser agrees that in the event the expenses of the Fund (with the exclusion of interest, taxes, brokerage costs, extraordinary expenses such as litigation and acquisitions or other expenses excludable under applicable state securities laws or regulations) for any fiscal year ending on a date on which this Investment Advisory and Service Agreement is in effect, exceed the expense limitations, if any, applicable to the Fund pursuant to state securities laws or any regulations thereunder, it will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess.
  6. The expense limitation described in Section 5 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 5 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.
 7. This Agreement may be terminated at any time, without payment of any penalty, by the Directors of the Fund or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. Unless sooner terminated in accordance with this provision, this Agreement shall continue until November 30, 2000. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Directors of the Fund, or by vote of a majority (within the meaning of the 1940
Act) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those Directors who are not parties to such Agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
         8. This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith. The term "assignment" shall have the meaning defined in the 1940 Act.
         9. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.
         10. The Investment Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.
 11. It is understood that the name "American Funds" or any derivative thereof or logo associated with that name is the valuable property of the Investment Adviser and its affiliates, and that the Fund shall have the right to use such name (or derivative or logo) only so long as this Agreement shall continue in effect. Upon termination of this Agreement the Fund shall forthwith cease to use such name (or derivative or logo).
 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.
      CAPITAL RESEARCH AND
SMALLCAP WORLD FUND, INC.  MANAGEMENT COMPANY
By ______________________________  By ____________________________
     Gordon Crawford, Chairman       James F. Rothenberg, President
By ______________________________ By ____________________________
     Chad L. Norton, Secretary       Michael J. Downer, Secretary